Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRx Limited

As independent registered public accountants, we hereby consent to the use of our report dated March 1, 2018 with respect to the financial statements of VolitionRx Limited, in its registration statement on Form S-3 relating to the registration of $100,000,000 in aggregate amount of common stock, warrants for common stock and units.  We also consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT

September 7, 2018